Exhibit 1

VISTA
ENERGY FOR TOMORROW

2024

1st Quarter Results

Mexico City, April 24, 2024
NYSE: VIST
BMV: VISTA

Vista first quarter 2024 results

April 24, 2024, Mexico City, Mexico

Vista Energy, S.A.B. de C.V. (“Vista” or the “Company”) (NYSE: VIST in the New York Stock Exchange; BMV: VISTA in the Mexican Stock Exchange), reported today financial and operational results corresponding to Q1 2024.

Q1 2024 highlights:

•

Total production in Q1 2024 was 55,046 boe/d, a 5% increase compared to Q1 2023. On a pro forma basis, adjusting by the production of the Transferred Conventional Assets (as defined below) as of March 1, 2023 (1), production increased 14% y-o-y. Oil production in Q1 2024 was 47,299 bbl/d, a 7% increase y-o-y, or 15% on a pro forma basis (1). In Q1 2024, total production and oil production were both 2% below the previous quarter.

•

During Q1 2024, the average realized crude oil price was 70.3 $/bbl, 4% above the average realized crude oil price of Q4 2023, and a 6% increase compared to Q1 2023. In Q1 2024, 57% of oil sales volumes, combining international and domestic markets, were at export parity prices, compared to 58% in Q1 2023.

•	The realized natural gas price for Q1 2024 was 2.8 $/MMBtu, a 40% decrease y-o-y, mainly driven by a 61% decrease in industrial gas prices.

•

Total revenues in Q1 2024 were 317.4 $MM, stable y-o-y, mainly driven by higher oil realized prices and partially offset by changes to oil inventory. During Q1 2024, net revenues from oil and gas exports were 126.1 $MM and represented 41% of total net revenues, which were 307.8 $MM. Net oil export revenues in Q1 2024 were 119.1 $MM and represented 41% of net oil revenues.

•

Lifting cost in Q1 2024 was 4.3 $/boe, a 33% decrease compared to Q1 2023, reflecting the consolidation of our new operating model, fully focused on our shale oil assets, following the Transferred Conventional Assets (as defined below) as of March 1, 2023 (1).

•	Adjusted EBITDA for Q1 2024 was 220.6 $MM, an 8% increase y-o-y, mainly driven by lower lifting costs and stable revenues. Adjusted EBITDA margin was 68%, 4 p.p. above Q1 2023.

•

Adjusted Net Income during Q1 2024 totaled 47.4 $MM, compared to 72.0 $MM during Q1 2023, mainly driven by higher Current income tax expense and Depreciation, depletion and amortization, and partially offset by a higher Adjusted EBITDA. Adjusted EPS was 0.5 $/share in Q1 2024, compared to 0.8 $/share in Q1 2023.

•

Capex during Q1 2024 was 242.2 $MM. The Company invested 195.5 $MM in drilling, completion and workover of Vaca Muerta wells (mainly in connection with the drilling of 12 wells and the completion of 11 wells in Bajada del Palo Oeste), 38.1 $MM in development facilities, and 8.5 $MM in G&G studies, IT and other projects.

•

In Q1 2024, Free cash flow was negative at 83.8 $MM. Cash flow generated by operating activities was 53.2 $MM, impacted by a temporary increase of working capital and advanced payments for midstream expansions. Cash flow used in investing activities reached 137.1 $MM for the quarter, reflecting 242.2 $MM of capex and 94.5 $MM decrease in capex-related working capital. Cash flow from financing activities totaled 22.2 $MM (2), mainly driven by proceeds from borrowings of 95.9 $MM and partially offset by the repayment of borrowings of 45.0 $MM.

(1)

Transaction by which the Company transferred certain conventional assets that are operated by Petrolera Aconcagua effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

(2)

Q1 2024 Cash flow from financing activities is the sum of: (i) Cash flow from financing activities for 32.9 $MM; (ii) Effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for –13.8 $MM; and (iii) the variation in Government bonds for 3.2 $MM.

Production

Total average net daily production

	Q1-24	Q4-23	Q1-23	Q1-23 proforma (1)	▲ y/y proforma (1)	▲ y/y	▲ q/q
Total (boe/d)	55,046	56,353	52,207	48,492	14%	5%	(2)%
Oil (bbl/d)	47,299	48,469	44,048	41,107	15%	7%	(2)%
Natural Gas (MMm3/d)	1.20	1.19	1.23	1.11	8%	(3)%	1%
NGL (boe/d)	212	409	407	407	(48)%	(48)%	(48)%

(1)

Adjusted by the Conventional Asset Transaction (shows production as if the transaction had occurred on March 1, 2022). These values were revised after being published in the Company’s Forms 6-K furnished on July 13, 2023, and October 24, 2023.

Average daily production during Q1 2024 was 55,046 boe/d, a 14% increase y-o-y on a proforma basis, adjusting by the Conventional Assets Transaction, driven by solid performance in Vaca Muerta, and a 2% decrease q-o-q. Oil production was 47,299 bbl/d during Q1 2024, an interannual increase of 15% on a pro forma basis, and a 2% decrease compared to Q4 2023. Natural gas production in Q1 2024 was 1.20 MMm3/d, an 8% increase y-o-y on a pro forma basis and a 1% increase compared to Q4 2023. NGL production in Q1 2024 was 212 boe/d, a 48% decrease y-o-y, and 48% decrease q-o-q.

Q1 2024 Average net daily production by asset

	Interest	Oil (bbl/d)	Natural Gas (MMm3/d)	NGL (boe/d)	Total (boe/d)	% Total daily average
Total WI production per concession		47,299	1.20	212	55,046	100%

Bajada del Palo Oeste	100%	35,928	0.74	—	40,573	74%
Aguada Federal	100%	3,033	0.04	2	3,308	6%
Bajada del Palo Este	100%	3,306	0.03	4	3,478	6%
Águila Mora	90%	901	0.06	—	1,263	2%
Bandurria Norte	100%	—	0.00	—	—	—
Bajada del Palo Oeste	100%	230	0.10	—	882	2%
Bajada del Palo Este	100%	122	0.02	10	280	1%
Coirón Amargo Norte	84.6%	119	0.00	—	148	0%
CS-01 (México)	100%	732	0.00	—	756	1%

Total operated production		44,371	1.00	17	50,688	92%

Entre Lomas (1)	—	1,329	0.12	188	2,284	4%
Jagüel de los Machos (1)	—	740	0.04	—	969	2%
25 de Mayo-Medanito (1)	—	763	0.01	—	816	1%
Agua Amarga (1)	—	80	0.01	7	131	0%
Acambuco	1.5%	17	0.02	—	158	0%

Total non-operated production		2,928	0.20	195	4,358	8%

Total shale production		43,167	0.87	6	48,622	88%

Total conventional production		4,132	0.33	205	6,424	12%

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

Revenues

Total revenues per product

Revenues per product - in $MM	Q1-24	Q4-23	Q1-23	▲ y/y	▲ q/q
Revenues	317.4	309.2	317.2	0%	3%
Export Duties	(9.6)	(12.4)	(14.0)	(32)%	(23)%
Net Revenues	307.8	296.8	303.2	1%	4%
Oil	293.1	283.8	280.0	5%	3%
Export market	119.1	150.8	169.0	(30)%	(21)%
Domestic market	174.0	133.1	110.9	57%	31%
Domestic market at export parity	58.6	37.4	—	—	56%
Natural Gas	14.5	12.0	21.9	(34)%	21%
Export market	7.0	3.9	12.7	(45)%	80%
Domestic market	7.5	8.1	9.1	(18)%	(7)%
NGL	0.2	1.0	1.4	(86)%	(79)%

Average realized prices per product

Product	Q1-24	Q4-23	Q1-23	▲ y/y	▲ q/q
Oil ($/bbl)	70.3	67.8	66.6	6%	4%
Export market	74.0	74.2	69.8	6%	(0)%
Domestic market	68.0	61.8	62.2	9%	10%
Domestic market at export parity	76.5	78.0	—	—	(2)%
Natural Gas ($/MMBTU)	2.8	2.2	4.7	(40)%	25%
Export market	6.9	7.6	8.9	(22)%	(9)%
Domestic market	1.8	1.7	2.8	(37)%	8%
NGL ($/tn)	236	271	351	(33)%	(13)%

Total sales volumes per product

Product	Q1-24		Q4-23	Q1-23	▲ y/y	▲ q/q
Oil (MMbbl)	4.17	(1)	4.19	4.20	(1)%	(0)%
Export market	1.61		2.03	2.42	(34)%	(21)%
Domestic market	2.56		2.15	1.78	44%	19%
Domestic market at export parity	0.77		0.48	—	—	60%
Natural Gas (MMBTU)	5.22		5.41	4.69	11%	(4)%
Export market	1.01		0.51	1.43	(30)%	98%
Domestic market	4.21		4.90	3.25	30%	(14)%
NGL (Mtn)	0.85		3.57	4.01	(79)%	(76)%

(1)	Inventory build-up of 0.14 MMbbl, resulting from a production of 4.30 MMbbl and sales of 4.17 MMbbl.

During Q1 2024, total revenues were 317.4 $MM, stable compared to Q1 2023. In Q1 2024, Net revenues from oil and gas exports were 126.1 $MM, representing 41% of Total net revenues, which were 307.8 $MM.

Crude oil net revenues in Q1 2024 totaled 293.1 $MM, representing 95.2% of total net revenues, a 5% increase compared to Q1 2023, driven by higher realized oil prices. Average realized oil price during the quarter was 70.3 $/bbl, 6% higher than Q1 2023. During Q1 2024, the Company exported 39% of crude oil sales volumes at a realized price of 74.0 $/bbl. Net revenues from the oil export market accounted for 41% of net oil revenues, reaching 119.1 $MM. During Q1 2024, 61% of volumes were sold to the domestic market at a price of 69.3 $/bbl, 5% above Q1 2023, or 68.0 $/bbl net of trucking transportation costs. During Q1 2024, 57% of oil sales volumes were sold at export parity prices.

Natural gas net revenues in Q1 2024 were 14.5 $MM, representing 4.7% of total net revenues. The average realized natural gas price for the quarter was 2.8 $/MMBtu, a 40% decrease compared to Q1 2023. Plan Gas represented 32% of total natural gas sales volume, with an average realized price of 2.7 $/MMBtu during the quarter. Sales to industrial clients represented 49% of total natural gas sales volume at an average realized price of 1.2 $/MMBtu. The remaining 19% of total natural gas sales volume was exported at an average realized price of 6.9 $/MMBtu.

NGL net revenues were 0.2 $MM during Q1 2024, representing 0.1% of total net revenues. NGL average price was 236 $/tn.

Lifting Cost

	Q1-24	Q4-23	Q1-23	▲ y/y	▲ q/q
Lifting Cost ($MM)	21.6	22.3	30.1	(28)%	(3)%
Lifting cost ($/boe)	4.3	4.3	6.4	(33)%	0%

Lifting cost during Q1 2024 was 21.6 $MM, a 28% decrease y-o-y. Lifting cost in Q1 2024 was 4.3 $/boe, a 33% decrease y-o-y, reflecting the consolidation of our new operating model, fully focused on our shale oil assets, following the Conventional Assets Transaction as of March 1, 2023.

Adjusted EBITDA

Adjusted EBITDA reconciliation ($MM)	Q1-24	Q4-23	Q1-23	▲ y	▲ q
Profit for the year, net	78.7	132.9	128.7	(50.1)	(54.3)

(+) Income tax expense / (benefit)	23.4	34.5	77.3	(53.9)	(11.1)
(+) Financial income (expense), net	27.0	9.1	20.2	6.9	18.0

Operating profit	129.1	176.5	226.1	(97.1)	(47.4)

(+) Depreciation, depletion and amortization	82.4	79.0	64.4	18.0	3.4
(+) Restructuring and reorganization expenses	—	—	0.3	(0.3)	(0.0)
(+) Impairment (reversal) of long-lived assets	—	24.6	—	0.0	(24.6)
(+) Gain related to the transfer of conventional assets	—	—	(89.7)	89.7	0.0
(+) Other non-cash costs related to the transfer of conventional assets	9.1	8.0	3.2	5.9	1.1

Adjusted EBITDA (1)	220.6	288.1	204.4	16.2	(67.5)

Adjusted EBITDA Margin (%) (2)	68%	73%	64%	+4p.p.	(5)p.p.

(1)

Adj. EBITDA = Profit for the year, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets.

(2)

Adj. EBITDA Margin = Adj. EBITDA / (Total revenues + Gain from Exports Increase Program). Adj. EBITDA Margin for Q1-24 (68%) = Adj. EBITDA (221 $MM) / (Total revenues (317 $MM) + Gain from Exports Increase Program (5 $MM)).

Adjusted EBITDA was 220.6 $MM in Q1 2024, an 8% increase compared to Q1 2023, mainly driven by lower lifting costs and stable revenues. Other operating income includes 7.4 $MM (net of costs) (3) in Q1-24, compared to 81.2 $MM in Q4-23, related to the repatriation of export proceeds of the quarter at the blue-chip swap exchange rate, as per the corresponding resolutions published by the Ministry of Economy, superseded on December 13th, 2023 by Presidential Decree 28/2023, which set the share of exports to be repatriated at the blue-chip swap exchange rate at 20% (the “Exports Increase Program”).

Adjusted EBITDA Margin was 68%, improving 4 p.p. vis-à-vis Q1 2023. The Company has adjusted the definition of Adjusted EBITDA Margin to add the Gains from the Exports Increase Program, as noted in the table above.

(3)	Gain from Exports Increase Program was 5.3 $MM and 7.4 $MM net of cost.

Adjusted Net Income

Adjusted Net Income reconciliation ($MM)	Q1-24	Q4-23	Q1-23	▲ y	▲ q
Profit for the period, net	78.7	132.9	128.7	(50.1)	(54.3)

Adjustments:
(+) Deferred Income tax	(40.4)	74.1	29.7	(70.1)	(114.5)
(+) Changes in the fair value of Warrants	—	—	—	—	—
(+) Impairment (reversal) of long-lived assets	—	24.6	—	—	(24.6)
(+) Gain related to the transfer of conventional assets	—	—	(89.7)	89.7	—
(+) Other non-cash costs related to the transfer of conventional assets	9.1	8.0	3.2	5.9	1.1
Adjustments to Net Income	(31.3)	106.6	(56.7)	25.4	(137.9)

Adjusted Net Income	47.4	239.6	72.0	(24.6)	(192.2)

Adjusted EPS ($/share) (1)	0.49	2.52	0.80	(0.3)	(2.0)

Adjusted Net Income in Q1 2024 was 47.4 $MM, compared to 72.0 $MM in Q1 2023. The y-o-y change was primarily driven by (a) a higher Current income tax expense of 63.8 $MM in Q1 2024 compared to 47.6 $MM in Q1 2023, (b) higher Depreciation, depletion and amortization for 82.4 $MM in Q1 2024 compared to 64.4 $MM in Q1 2023, and (c) Financial results for a total loss of 27.0 $MM in Q1 2024, compared to a loss of 20.2 $MM in Q1 2023; and partially offset by (d) higher Adjusted EBITDA of 220.6 $MM in Q1 2024 compared to 204.4 $MM in Q1 2023.

Adjusted EPS (1) was 0.49 $/share in Q1 2024, compared to 0.80 $/share in Q1 2023 and 2.52 $/share in Q4 2023.

(1)

Adjusted EPS (Earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares. The weighted average number of ordinary shares for Q1 2024, Q4 2023, and Q1 2023 were 95,976,064, 95,218,119, and 89,937,525, respectively.

Capex

Capex during Q1 2024 was 242.2 $MM. The Company invested 195.5 $MM in drilling, completion and workover of Vaca Muerta wells (mainly in connection with the drilling of 12 wells and the completion of 11 wells in Bajada del Palo Oeste), 38.1 $MM in development facilities, and 8.5 $MM in G&G studies, IT and other projects.

Financial overview

During Q1 2024, Vista maintained a solid balance sheet, with a cash position at the end of the quarter of 151.7 $MM. Cash flow generated by operating activities was 53.2 $MM, impacted by an increase of working capital of 73.7 $MM, mainly driven by a temporary impact of 42.1 $MM from a cargo exported in March and collected the first week of April, and advanced payments for midstream expansions of 24.2 $MM. Cash flow used in investing activities reached 137.1 $MM for the quarter, mostly driven by drilling and completion activity in Vaca Muerta (see Capex section above), reflecting 242.2 $MM of capex and a 94.5 $MM decrease in capex-related working capital. In Q1 2024, Free cash flow was negative at 83.8 $MM.

In Q1 2024, cash flow from financing activities totaled 22.2 $MM (1), mainly driven by proceeds from borrowings of 95.9 $MM, partially offset by repayment of borrowings of 45.0 $MM.

Gross debt totaled 666.1 $MM as of quarter end, resulting in a net debt of 514.4 $MM. At the end of Q1 2024, net leverage ratio decreased to 0.58x Adj. EBTIDA.

(1)

Q1 2024 Cash flow from financing activities is the sum of: (i) Cash flow from financing activities for 32.9 $MM; (ii) Effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for –13.8 $MM; and (iii) the variation in Government bonds for 3.2 $MM.

Financial debt maturity schedule

In $MM	2024	2025	2026	2027	2028	2029	2030	2031
Cross border	43.5	63.4	39.7	40.0	—	—	—	—
Local	23.7	19.3	153.4	128.6	96.5	15.1	20.2	20.2

Total	67.2	82.7	193.1	168.6	96.5	15.1	20.2	20.2

Outstanding bonds

Instrument (1)	Issue date	Maturity	Gross proceeds ($MM)	Type	Interest rate (%)	Currency
ON class VI	12/04/20	12/04/24	10.0	Bullet at maturity	3.24% paid quarterly	ARS in USD-linked
ON class XI	08/27/21	08/27/25	9.2	Bullet at maturity	3.48% paid quarterly	ARS in USD-linked
ON class XII	08/27/21	08/27/31	100.8	Amortizing (2)	5.85% paid bi-annually	ARS in USD-linked
ON class XIII	06/16/22	08/08/24	43.5	Bullet at maturity	6% paid quarterly	USD
ON class XIV	11/10/22	11/10/25	40.5	Bullet at maturity	6.25% paid bi-annually	USD
ON class XV	12/06/22	01/20/25	13.5	Bullet at maturity	4% paid quarterly	USD
ON class XVI (3)	12/06/22	06/06/26	104.2	Bullet at maturity	0.00%	ARS in USD-linked
ON class XVII	12/06/22	12/06/26	39.1	Bullet at maturity	0.00%	ARS in USD-linked
ON class XVIII	03/03/23	03/03/27	118.5	Bullet at maturity	0.00%	ARS in USD-linked
ON class XIX	03/03/23	03/03/28	16.5	Bullet at maturity	1% paid quarterly	ARS in USD-linked
ON class XX	06/05/23	07/20/25	13.5	Bullet at maturity	4.5% paid quarterly	USD
ON class XXI	08/11/23	08/11/28	70.0	Bullet at maturity	0.99% paid quarterly	ARS in USD-linked
ON class XXII	12/05/23	06/05/26	14.7	Bullet at maturity	5% paid bi-annually	USD
ON class XXIII	03/06/24	03/06/27	60.0	Bullet at maturity	6.5% paid bi-annually	USD

(1)	All instruments issued by Vista Energy Argentina S.A.U. in the BCBA Argentina market.
(2)	Class XII to be repaid in 15 semi-annual installments, with a three-year grace period.
(3)	63.5 $MM were issued on December 6, 2022, and 40.8 $MM were issued on May 29, 2023.

Vista Energy S.A.B. de C.V.

Historical operational data

Average daily production by concession, totals and by product

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Total production by field (boe/d)	55,046	56,353	49,450	46,557	52,207

Entre Lomas (3)	2,284	2,274	1,940	1,939	3,826
Bajada del Palo Este (conventional)	280	357	516	660	844
Bajada del Palo Oeste (conventional)	882	763	1,235	1,570	1,258
Bajada del Palo Este (shale)	3,478	4,018	5,291	4,705	2,971
Bajada del Palo Oeste (shale)	40,573	39,649	29,000	28,283	33,249
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	131	150	203	219	198
25 de Mayo-Medanito (3)	816	839	882	924	1,783
Jagüel de los Machos (3)	969	1,005	952	1,040	2,067
Coirón Amargo Norte	148	162	133	205	191
Águila Mora (shale)	1,263	1,589	2,623	1,003	0
Acambuco	158	157	163	170	174
Aguada Federal (shale)	3,308	4,507	5,736	5,258	5,279
CS-01	756	886	777	583	365

Crude oil production by field (bbl/d)(1)	47,299	48,469	41,490	39,217	44,048

Entre Lomas (3)	1,329	1,271	1,160	1,137	2,527
Bajada del Palo Este (conventional)	122	159	281	367	560
Bajada del Palo Oeste (conventional)	230	284	363	508	552
Bajada del Palo Este (shale)	3,306	3,905	5,034	4,491	2,790
Bajada del Palo Oeste (shale)	35,928	34,872	24,792	24,430	29,141
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	80	85	97	98	175
25 de Mayo-Medanito (3)	763	775	806	861	1,669
Jagüel de los Machos (3)	740	776	733	799	1,577
Coirón Amargo Norte	119	139	128	205	191
Águila Mora (shale)	901	1,411	2,245	1,003	0
Acambuco	17	17	17	18	18
Aguada Federal (shale)	3,033	3,914	5,119	4,763	4,496
CS-01	732	860	714	537	353

Natural Gas production by field (boe/d)(2)	7,535	7,476	7,656	6,787	7,752

Entre Lomas (3)	768	664	619	325	938
Bajada del Palo Este (conventional)	148	169	207	256	244
Bajada del Palo Oeste (conventional)	652	479	871	1,062	706
Bajada del Palo Este (shale)	167	88	245	211	173
Bajada del Palo Oeste (shale)	4,645	4,770	4,121	3,832	4,116
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	44	58	98	113	17
25 de Mayo-Medanito (3)	53	63	76	62	115
Jagüel de los Machos (3)	229	229	219	241	489
Coirón Amargo Norte	29	23	5	0	0
Águila Mora (shale)	362	178	378	0	0
Acambuco	141	140	145	152	156
Aguada Federal (shale)	274	589	609	487	784
CS-01	23	26	63	45	13

NGL production by field (boe/d)	212	409	304	553	407

Entre Lomas (3)	188	338	162	477	361
Bajada del Palo Este (conventional)	10	28	28	37	40
Bajada del Palo Oeste (conventional)	—	0	0	0	0
Bajada del Palo Este (shale)	4	25	11	3	0
Bajada del Palo Oeste (shale)	—	7	88	21	0
Aguada Federal (shale)	2	4	8	7	0
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	7	7	8	8	6

(1)	Acambuco includes condensate.
(2)	Excludes natural gas consumption, flared or reinjected natural gas.
(3)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Oil and gas concessions

Concessions	WI (%)	Operated / Non-operated	Expiration year	Target	Basin	Country
Entre Lomas Neuquén (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Entre Lomas Río Negro (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Bajada del Palo Oeste	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Bajada del Palo Este	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Charco del Palenque (1)	—	Non-operated	2034	Conventional	Neuquina	Argentina
Jarilla Quemada (1)	—	Non-operated	2040	Conventional	Neuquina	Argentina
25 de Mayo-Medanito (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Jagüel de los Machos (1)	—	Non-operated	2025	Conventional	Neuquina	Argentina
Coirón Amargo Norte	84.60%	Operated	2037	Conventional	Neuquina	Argentina
Águila Mora	90%	Operated	2054	Shale	Neuquina	Argentina
Aguada Federal	100%	Operated	2050	Shale	Neuquina	Argentina
Bandurria Norte	100%	Operated	2050	Shale	Neuquina	Argentina
Acambuco	1.50%	Non-operated	2036 / 2040	Conventional	Noroeste	Argentina
CS-01	100%	Operated	2047	Conventional	Del Sureste	Mexico

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Historical oil and gas export volumes and revenues

Oil exports	Q1-24	Q4-23	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Sales volume (Mbbl)	1,608.1	2,033.2	2,207.8	1,583.3	2,420.5	2,156.6	1,946.9	1,475.7	988.2
Revenues ($MM)	119.1	150.8	165.4	108.6	169.0	159.9	175.6	147.0	77.1

Gas exports	Q1-24	Q4-23	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Sales volume (MMm3)	27.3	13.8	1.5	12.6	38.8	33.2	3.0	3.9	11.2
Revenues ($MM)	7.0	3.9	0.5	3.5	12.7	10.8	1.1	0.9	2.4

Vista Energy S.A.B. de C.V.

Vaca Muerta operational data

Shale oil wells detail

Bajada del Palo Oeste

Well name	Pad number (1)	Landing zone	Lateral length (mts)	Total frac stages
2013	BPO-1	Organic	2,483	33

2014	BPO-1	La Cocina	2,633	35

2015	BPO-1	Organic	2,558	34

2016	BPO-1	La Cocina	2,483	34

2029	BPO-2	Organic	2,189	37

2030	BPO-2	La Cocina	2,248	38

2032	BPO-2	Organic	2,047	35

2033	BPO-2	La Cocina	1,984	33

2061	BPO-3	La Cocina	2,723	46

2062	BPO-3	Organic	2,624	44

2063	BPO-3	La Cocina	3,025	51

2064	BPO-3	Organic	1,427	36

2025	BPO-4	Lower Carbonate	2,186	26

2026	BPO-4	La Cocina	2,177	44

2027	BPO-4	Lower Carbonate	2,551	31

2028	BPO-4	La Cocina	2,554	51

2501	BPO-5	La Cocina	2,538	52

2502	BPO-5	Organic	2,436	50

2503	BPO-5	La Cocina	2,468	50

2504	BPO-5	Organic	2,332	44

2391	BPO-6	La Cocina	2,715	56

2392	BPO-6	Organic	2,804	54

2393	BPO-6	La Cocina	2,732	56

2394	BPO-6	Organic	2,739	57

2261	BPO-7	La Cocina	2,710	46

2262	BPO-7	Organic	2,581	45

2263	BPO-7	La Cocina	2,609	45

2264	BPO-7	Organic	2,604	46

2211	BPO-8	Organic	2,596	53

2212	BPO-8	La Cocina	2,576	53

2213	BPO-8	Organic	2,608	54

2214	BPO-8	La Cocina	2,662	54

2351 (2)	BPO-9	La Cocina	3,115	63

2352 (2)	BPO-9	Organic	3,218	62

2353 (2)	BPO-9	La Cocina	3,171	61

2354 (2)	BPO-9	Organic	2,808	56

2441 (2)	BPO-10	La Cocina	3,094	63

2442 (2)	BPO-10	Organic	2,883	50

2443 (2)	BPO-10	La Cocina	2,816	57

2444 (2)	BPO-10	Organic	2,625	45

2081 (2)	BPO-11	La Cocina	2,785	49

2082 (2)	BPO-11	Organic	2,662	41

2083 (2)	BPO-11	La Cocina	2,365	37

2084 (2)	BPO-11	Organic	2,378	35

2311 (2)	BPO-12	La Cocina	3,104	54

2312 (2)	BPO-12	Organic	3,161	55

2313 (2)	BPO-12	La Cocina	3,259	55

2481 (2)	BPO-13	La Cocina	2,950	61

2482 (2)	BPO-13	Organic	2,826	57

2483 (2)	BPO-13	La Cocina	2,738	56

2484 (2)	BPO-13	Organic	2,576	52

2601 (2)	BPO-14	La Cocina	2,935	38

2602 (2)	BPO-14	Organic	2,968	51

2603 (2)	BPO-14	La Cocina	2,878	49

2604 (2)	BPO-14	Organic	2,508	43

2411 (2)	BPO-15	La Cocina	2,319	39

2412 (2)	BPO-15	Organic	3,181	54

2413 (2)	BPO-15	La Cocina	3,199	53

2414 (2)	BPO-15	Organic	3,192	55

2415 (2)	BPO-15	La Cocina	3,190	53

2341 (3)	BPO-16	La Cocina	3,128	54

2342 (3)	BPO-16	Organic	3,101	54

2343 (3)	BPO-16	La Cocina	1,969	34

2344 (3)	BPO-16	Organic	3,101	54

2321 (3)	BPO-17	La Cocina	2,722	47

2322 (3)	BPO-17	Organic	2,813	49

2323 (3)	BPO-17	La Cocina	2,490	43

2324 (3)	BPO-17	Organic	2,526	44

2007	BPO-18	La Cocina	2,026	35

2008	BPO-18	Organic	1,893	33

2009	BPO-18	La Cocina	1,968	34

2010	BPO-18	Organic	2,066	36

2681 (3)	BPO-19	La Cocina	3,012	52

2682 (3)	BPO-19	Organic	2,986	52

2683 (3)	BPO-19	La Cocina	2,780	48

2684 (3)	BPO-19	Organic	2,756	48

2942	BPO-20	La Cocina	2,490	43

2943	BPO-20	Organic	2,698	47

2944	BPO-20	La Cocina	2,664	46

2251	BPO-21	La Cocina	2,931	51

2252	BPO-21	Organic	2,920	51

2253	BPO-21	La Cocina	2,884	51

2254	BPO-21	Organic	2,889	51

2801	BPO-22	Organic	1,112	24

2802	BPO-22	La Cocina	3,243	56

2804	BPO-22	La Cocina	3,244	56

2051	BPO-23	Organic	2,641	46

2052	BPO-23	La Cocina	2,606	45

2053	BPO-23	Lower Carbonate	2,641	46

2054	BPO-23	La Cocina	2,664	46

2055	BPO-23	Lower Carbonate	2,698	47

2531	BPO-24	La Cocina	571	10

2532	BPO-24	Organic	2,928	51

2533	BPO-24	La Cocina	2,664	46

(1)	BPO-11 formerly pad #12, BPO-12 formerly pad #13, BPO-13 formerly pad #14.
(2)	Well included in JV with Trafigura. Vista WI 80%.
(3)	Well included in JV with Trafigura. Vista WI 75%

Bajada del Palo Este

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
2101	BPE-1	La Cocina	2,372	49

2103	BPE-1	La Cocina	2,081	43

2301	BPE-3	La Cocina	2,818	48

2202	BPE-2	La Cocina	2,722	47

Aguada Federal

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.AF-3(h)	AF-1	Organic	1,000	10

WIN.Nq.AF-4(h)	AF-1	Upper Carbonate	1,000	10

WIN.Nq.AF-7(h)	AF-1	Upper Carbonate	1,028	10

WIN.Nq.AF-9(h)	AF-1	Upper Carbonate	1,000	10

WIN.Nq.AF-5(h)	AF-2	La Cocina	2,500	35

WIN.Nq.AF-6(h)	AF-2	La Cocina	2,500	35

AF-102(h)	AF-2	La Cocina	2,884	57

AF-202(h)	AF-2	Organic	2,559	51

AF-303	AF-3	La Cocina	2,555	40

AF-403	AF-3	Organic	2,554	33

AF-1103	AF-3	La Cocina	2,800	44

AF-1203	AF-3	Organic	2,839	43

AF-1101	AF-4	La Cocina	2,855	48

AF-1102	AF-4	Organic	2,858	49

AF-1104	AF-4	La Cocina	2,876	49

AF-1105	AF-4	Middle Carbonate	2,901	47

Bandurria Norte

Well name	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.BN-3(h)	Organic	1,000	10

WIN.Nq.BN-2(h)	Upper Carbonate	1,000	10

WIN.Nq.BN-1(h)	La Cocina	2,500	35

YPF.Nq.LCav.x-11(h)	La Cocina	2,500	35

Aguila Mora

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
AM-1011h	AM-1	La Cocina	2,548	44

AM-1012h	AM-1	Middle Carbonate	2,468	43

Vista Energy S.A.B. de C.V.

Key results

(Amounts expressed in thousand U.S. dollars)

Key Results - in $M	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Total Revenues	317,352	309,196	302,760	239,628	317,190
Oil	302,465	296,180	285,639	221,584	293,913
Natural Gas	14,666	12,048	16,388	16,987	21,867
NGL and others	221	968	733	1,057	1,410

Cost of Sales	(156,669)	(154,103)	(148,557)	(123,422)	(151,443)

Operating expenses	(21,618)	(22,270)	(21,924)	(20,347)	(30,144)
Stock fluctuation	1,209	1,743	(1,209)	2,130	(4,722)
Depreciation, depletion and amortization	(82,373)	(79,011)	(70,600)	(62,447)	(64,372)
Royalties and others	(44,782)	(46,593)	(44,655)	(36,593)	(48,972)
Other non-cash costs related to the transfer of conventional assets	(9,105)	(7,972)	(10,169)	(6,165)	(3,233)

Gross profit	160,683	155,093	154,203	116,206	165,747

Selling expenses	(18,839)	(19,170)	(17,673)	(15,232)	(16,717)
General and administrative expenses	(22,110)	(18,665)	(15,031)	(19,776)	(17,011)
Exploration expenses	(31)	352	148	(294)	(222)
Other operating income	9,497	83,639	23,849	2,268	95,315
Other operating expenses	(115)	(143)	153	(4)	(963)
Impairment (reversal) of long-lived assets	—	(24,585)	—	—	—

Operating profit	129,085	176,521	145,649	83,168	226,149

Interest income	481	433	299	216	287
Interest expense	(4,897)	(5,674)	(4,842)	(5,226)	(6,137)
Other financial results	(22,630)	(3,827)	(27,376)	(19,967)	(14,315)

Financial results, net	(27,046)	(9,068)	(31,919)	(24,977)	(20,165)

Profit before income tax	102,039	167,453	113,730	58,191	205,984

Current income tax (expense)/benefit	(63,789)	39,570	(1,378)	(7,017)	(47,568)
Deferred income tax (expense)/benefit	40,401	(74,085)	(29,251)	1,007	(29,682)

Income tax (expense)/benefit	(23,388)	(34,515)	(30,629)	(6,010)	(77,250)

Profit for the period, net	78,651	132,938	83,101	52,181	128,734

Adjusted EBITDA Reconciliation ($M)	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Profit for the period, net	78,651	132,938	83,101	52,181	128,734

(+) Income tax	23,388	34,515	30,629	6,010	77,250
(+) Financial results, net	27,046	9,068	31,919	24,977	20,165

Operating profit	129,085	176,521	145,649	83,168	226,149

(+) Depreciation, depletion and amortization	82,373	79,011	70,600	62,447	64,372
(+) Restructuring and Reorganization expenses and others	—	—	—	5	271
(+)Impairment (reversal) of long-lived assets	—	24,585	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	(89,659)
(+) Other non-cash costs related to the transfer of conventional assets	9,105	7,972	10,169	6,165	3,233

Adjusted EBITDA	220,563	288,088	226,420	151,785	204,365

Adjusted EBITDA Margin (%)	68%	73%	75%	63%	64%

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Lifting Cost ($MM)	21.6	22.3	21.9	20.3	30.1
Lifting cost ($/boe)	4.3	4.3	4.8	4.8	6.4

Vista Energy S.A.B. de C.V.

Historical Adjusted Net Income

(Amounts expressed in thousand U.S. dollars)

Adj. Net Income reconciliation - in $M	Q1-24	Q4-23	Q3-23	Q2-23	Q1-23
Net Profit	78,651	132,938	83,101	52,181	128,734

Adjustments:
(+) Deferred Income tax	(40,401)	74,085	29,251	(1,007)	29,682
(+) Changes in the fair value of Warrants	—	—	—	—	—
(+) Impairment of long-lived assets	—	24,585	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	(89,659)
(+) Other non-cash costs related to the transfer of conventional assets	9,105	7,972	10,169	6,165	3,233
Adjustments to Net Income/Loss	(31,296)	106,642	39,420	5,158	(56,744)

Adjusted Net Income	47,355	239,580	122,521	57,339	71,990

Adj. Net Income reconciliation - in $M	Q4-22	Q3-22	Q2-22	Q1-22
Net Profit	75,504	76,661	101,836	15,534

Adjustments:
(+) Deferred Income tax	87,732	(14,258)	(2,334)	750
(+) Changes in the fair value of Warrants	7,762	16,999	(17,188)	22,777
(+) Impairment of long-lived assets	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—
Adjustments to Net Income/Loss	95,494	2,741	(19,522)	23,527

Adjusted Net Income	170,998	79,402	82,314	39,061

Adj. Net Income reconciliation - in $M	Q4-21	Q3-21	Q2-21	Q1-21
Net Profit	35,555	4,732	5,505	4,858

Adjustments:
(+) Deferred Income tax	21,001	6,005	10,679	2,010
(+) Changes in the fair value of Warrants	(7,096)	7,927	1,283	69
(+) Impairment of long-lived assets	(14,044)	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—
Adjustments to Net Income/Loss	(139)	13,932	11,962	2,079

Adjusted Net Income	35,416	18,664	17,467	6,937

Vista Energy S.A.B. de C.V.

Consolidated Balance Sheet

(Amounts expressed in thousand U.S. dollars)

	As of March 31, 2024	As of December 31, 2023
Property, plant and equipment	2,091,011	1,927,759
Goodwill	22,576	22,576
Other intangible assets	9,487	10,026
Right-of-use assets	55,336	61,025
Investments in associates	8,491	8,619
Trade and other receivables	143,129	136,351
Deferred income tax assets	5,743	5,743
Total noncurrent assets	2,335,773	2,172,099
Inventories	5,404	7,549
Trade and other receivables	302,849	205,102
Cash, bank balances and other short-term investments	151,653	213,253
Total current assets	459,906	425,904
Total assets	2,795,679	2,598,003

Deferred income tax liabilities	342,744	383,128
Lease liabilities	33,655	35,600
Provisions	13,796	12,339
Borrowings	576,282	554,832
Employee benefits	5,678	5,703
Total noncurrent liabilities	972,155	991,602
Provisions	4,118	4,133
Lease liabilities	30,194	34,868
Borrowings	89,774	61,223
Salaries and payroll taxes	10,123	17,555
Income tax liability	51,451	3
Other taxes and royalties	35,433	36,549
Trade and other payables	297,635	205,055
Total current liabilities	518,728	359,386
Total liabilities	1,490,883	1,350,988
Total Equity	1,304,796	1,247,015

Total equity and liabilities	2,795,679	2,598,003

Vista Energy S.A.B. de C.V.

Consolidated Income Statement

(Amounts expressed in thousand U.S. dollars)

	For the period from January 1st to March 31, 2024	For the period from January 1st to March 31, 2023
Revenue from contracts with customers	317,352	317,190
Revenues from crude oil sales	302,485	293,913
Revenues from natural gas sales	14,666	21,867
Revenues from LPG sales	201	1,410
Cost of sales	(156,669)	(137,466)
Operating costs	(21,618)	(30,144)
Crude oil stock fluctuation	1,209	(4,722)
Depreciation, depletion and amortization	(82,373)	(64,372)
Royalties and others	(44,782)	(48,972)
Other non-cash costs related to the transfer of conventional assets	(9,105)	(3,233)

Gross profit	160,683	165,747

Selling expenses	(18,839)	(16,717)
General and administrative expenses	(22,110)	(17,011)
Exploration expenses	(31)	(222)
Other operating income	9,497	95,315
Other operating expenses	(115)	(963)

Operating profit	129,085	226,149

Interest income	481	287
Interest expense	(4,897)	(6,137)
Other financial income (expense)	(22,630)	(14,315)

Financial income (expense), net	(27,046)	(20,165)

Profit before income tax	102,039	205,984

Current income tax expense	(63,789)	(47,568)
Deferred income tax (expense) benefit	40,401	(29,682)

Income tax (expense)	(23,388)	(77,250)

Profit for the period, net	78,651	128,734

Other comprehensive income	32	71

Total comprehensive profit for the period	78,683	128,805

Vista Energy S.A.B. de C.V.

Consolidated Statement of Cash Flows

(Amounts expressed in thousand U.S. dollars)

	For the period from January 1st to March 31, 2024	For the period from January 1st to March 31, 2023
Cash flows from operating activities
Profit for the period, net	78,651	128,734
Adjustments to reconcile net cash flows
Items related to operating activities:
Other non-cash costs related to the transfer of conventional assets	9,105	3,233
Share-based payments	6,643	5,039
Net (increase) decrease in provisions	115	(567)
Net changes in foreign exchange rate	12,288	(6,570)
Discount for well plugging and abandonment	254	499
Interest expense on lease liabilities	858	388
Discount of assets and liabilities at present value	(371)	709
Income tax expense	23,388	77,250
Employee benefits	81	153
Items related to investing activities:
Gain related to the transfer of conventional assets	—	(89,659)
Gain from farmout agreement	—	(5,656)
Interest income	(481)	(287)
Changes in the fair value of financial assets	8,635	3,202
Depreciation and depletion	81,085	63,434
Amortization of intangible assets	1,288	938
Items related to financing activities:
Interest expense	4,897	6,137
Amortized cost	317	364
Remeasurement in borrowings	—	13,690
Other financial income (expense)	649	2,033
Changes in working capital:
Trade and other receivables	(116,534)	(12,854)
Inventories	(1,209)	4,722
Trade and other payables	(3,854)	4,082
Payments of employee benefits	(57)	(75)
Salaries and payroll taxes	(34,899)	(25,892)
Other taxes and royalties	(8,747)	(12,018)
Provisions	(94)	(529)
Income tax payment	(8,763)	(1,737)

Net cash flows provided by operating activities	53,245	158,763

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment	(147,654)	(132,948)
Payments for the acquisition of AFBN assets	—	(6,250)
Payments for acquisitions of other intangible assets	(749)	(840)
Payments for acquisitions of investments in associates	128	(532)
Payments received from farmout agreement	—	6,250

Proceeds from the transfer of conventional assets	10,734	10,000
Interest received	481	287

Net cash flows (used in) investing activities	(137,060)	(124,033)

Cash flows from financing activities:
Proceeds from borrowings	95,876	135,000
Payment of borrowings cost	(357)	(728)
Payment of borrowings principal	(45,000)	(22,500)
Payment of borrowings interest	(5,678)	(7,877)
Payment of lease	(11,011)	(9,894)
Payments of other financial cost	(933)	(2,033)

Net cash flow provided by financing activities	32,897	91,968

	For the period from January 1st to March 31, 2024	For the period from January 1st to March 31, 2023
Net increase (decrease) increase in cash and cash equivalents	(50,918)	126,698

Cash and cash equivalents at beginning of period	209,516	241,956
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents	(13,836)	(20,989)
Net increase (decrease) increase in cash and cash equivalents	(50,918)	126,698

Cash and cash equivalents at end of period	144,762	347,665

Glossary, currency and definitions:

•

Note: Amounts are expressed in U.S. dollars, unless otherwise stated, and in accordance with International Financial Reporting Standards (IFRS). All the amounts are unaudited. Amounts may not match with totals due to rounding up.

•	Conversion metrics

•	1 cubic meter of oil = 6.2898 barrels of oil

•	1,000 cubic meters of gas = 6.2898 barrels of oil equivalent

•	1 million British thermal units = 27.096 cubic meters of gas

•	▲ q/q: Represents the percentage variation quarter on quarter

•	▲ y/y: Represents the percentage variation year on year

•	▲ q: Represents the variation in million U.S. dollars quarter on quarter

•	▲ y: Represents the variation in million U.S. dollars year on year

•	$MM: Million U.S. dollars

•	$M: Thousand U.S. dollars

•	$/bbl: U.S. dollars per barrel of oil

•	$/boe: U.S. dollars per barrel of oil equivalent

•	$/MMBtu: U.S. dollars per million British thermal unit

•	$/ton: U.S. dollars per metric ton

•

Adj. EBITDA / Adjusted EBITDA: Profit for the year, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets

•	Adjusted EBITDA margin: Adjusted EBITDA divided by Total Revenues plus Gain from Exports Increase Program

•	Adjusted EPS (Earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares

•

Adjusted Net Income/Loss: Profit for the year, net + Deferred Income Tax (expense) + Changes in the fair value of the warrants + Impairment (reversal) of long-lived assets + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets

•	boe: barrels of oil equivalent (see conversion metrics above)

•	boe/d: Barrels of oil equivalent per day

•	bbl/d: Barrels of oil per day

•

Conventional Assets Transaction: assets transferred to Aconcagua, effective on March 1st, 2023. After such date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

•	CNG: Compressed natural gas

•	Free cash flow is calculated as Operating activities cash flow plus Investing activities cash flow

•

Lifting cost includes production, transportation, treatment and field support services; excludes crude oil stock fluctuations, depreciation, depletion and amortization, royalties and others, selling expenses, exploration expenses, general and administrative expenses and Other non-cash costs related to the transfer of conventional assets

•	MMboe: Million barrels of oil equivalent

•	MMm3/d: Million cubic meters per day

•	Mts: meters

•

Plan Gas: refers to the regulation set forth by Resolution No. 391/2020 whereby Vista was allocated 0.86 MMm3/d volume over a total of 67.4 MMm3/d at an average annual price of 3.29 $/MMBtu for a four-year term ending of December 31, 2025

•

Transferred Conventional Assets: Entre Lomas Río Negro, Entre Lomas Neuquén, Jarilla Quemada, Charco del Palenque, 25 de Mayo Medanito SE and Jagüel de los Machos concessions operated by Aconcagua, effective as of March 1, 2023

•	Q#: Q followed by 1, 2, 3 or 4 represents the corresponding quarter of a certain year

•	q-o-q: Quarter on quarter

•	y-o-y: Year on year

DISCLAIMER

Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com.

This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations.

This presentation does not contain all the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. All the amounts contained herein are unaudited.

Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding.

This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this document has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith.

This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice.

This presentation includes “forward-looking statements” concerning the future. The words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward-looking statements, including, among other things: uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the newly elected government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to the upcoming Mexican presidential and congressional elections in June 2024; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors and throughout Latin America, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; the effects of pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; uncertainties inherent in making estimates of our oil and gas reserves including recently discovered oil and gas reserves; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; the ongoing conflict involving Russia and Ukraine; and more recently, the Israel-Hamas conflict.

Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx).

You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice.

Other Information

Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information. Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

INVESTORS CONTACT:

ir@vistaenergy.com

Phone in Argentina: +54.11.3754.8500

Phone in Mexico: +52.55.8647.0128